Exhibit 99.2

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EDITED TRANSCRIPT

WG—Q2 2014 Willbros Group Inc Earnings Call

EVENT DATE/TIME: AUGU.S.T 05, 2014 / 01:00PM GMT

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

CORPORATE PARTICIPANTS

Connie Dever Willbros Group, Inc.—Director, IR

Randy Harl Willbros Group, Inc.—CEO and Director

Van Welch Willbros Group, Inc.—EVP and CFO

CONFERENCE CALL PARTICIPANTS

Martin Malloy Johnson Rice & Company—Analyst

Jamie Cook Credit Suisse—Analyst

Tahira Afzal KeyBanc Capital Markets—Analyst

Steven Fisher UBS—Analyst

Dan Mannes Avondale Partners—Analyst

Noelle Dilts Stifel Nicolaus—Analyst

John Rogers D.A. Davidson & Co.—Analyst

Tate Sullivan CLSA Americas, LLC—Analyst

PRESENTATION

Operator

Good morning, ladies and gentlemen. Thank you for standing by. Welcome to the Willbros Group’s second-quarter earnings conference call.

During today’s presentation, all parties will be in a listen-only mode. Following the presentation, the conference will be opened for questions. (Operator Instructions) This conference is being recorded today, August 5, 2014.

I would now like to turn the conference over to Connie Dever. Please go ahead.

Connie Dever—Willbros Group, Inc.—Director, IR

Thank you. Good morning. Welcome to the Willbros Group conference call. Joining me today are Randy Harl, our Chief Executive Officer; Van Welch, Chief Financial Officer; and Mike Collier, Senior Vice President of Corporate Communications.

This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our website, willbros.com. A replay will also be available through the phone number provided by the Company in yesterday’s press release.

Information reported on this call speaks only as of today, August 5, 2014; and therefore, you are advised that time-sensitive information may no longer be accurate at the time of any replay. Comments today contain forward-looking statements. All statements other than statements of historical facts, which address activities, events, or developments the Company expects or anticipates will or may occur in the future are forward-looking statements.

A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to publicly update such forward-looking statements, whether as a result of new information, future events, or otherwise.

This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release dated August 4, 2014, and our website. Now here is Randy Harl, Chief Executive Officer of Willbros.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Randy Harl—Willbros Group, Inc.—CEO and Director

Thanks, Connie. Good morning, everyone, and thank you for joining us today. We delivered solid results this quarter, and our performance reflects the benefit of having a diversified business model with broad end-market exposure. For this quarter our key accomplishment is that we, as one Willbros, continue to deliver more stable and more predictable results.

In our press release yesterday we reported net income from continuing operations of $7 million or $0.14 per diluted share on revenue of $543.6 million. Our operating income for the second quarter of 2014 was $18.5 million. That’s a $12.2 million improvement when compared to the second quarter of last year and an almost 50% increase sequentially.

As we anticipated, our operating results exceeded any quarter last year. It’s also the best quarter we’ve had since the second quarter of 2010.

Our adjusted EBITDA for the second quarter of 2014 was $28.3 million. That’s a $9.8 million improvement from the second quarter of 2013. Our adjusted EBITDA for the first six months of 2014 was $51.4 million, and that’s a $24 million improvement year over year. Canada continued to exceed our expectations and delivered record second-quarter results, with an 11% operating margin even with spring breakup.

For the first time since 2012, our regional delivery services generated a profit. This contributed to the $14 million operating income improvement in the Oil & Gas segment.

Before I provide more color on this segment, I will discuss the results from the other three segments, which met or exceeded expectations. Our Utility T&D segment is successfully transitioning to broader markets with a more balanced customer base. For the quarter, UTD generated operating income of $9 million or 8% operating margin on revenue of $111.9 million.

We have expanded our geographic footprint to areas adjacent to Texas and along the Atlantic Seaboard. Since the middle of last year, we have won four MSAs with new customers. Our service territory now covers eight states.

The most recent MSA is with Duke Energy in Florida. Duke awarded us a three-year transmission line, substation, and distribution construction and maintenance contract. These MSAs enable us to provide additional services, including transmission construction, for our expanded customer base.

We continue to see significant opportunities in the Mid-Atlantic, where Virginia has passed legislation allowing utilities to bury overhead electrical distribution lines and include this cost in the rate base. Dominion plans to spend approximately $175 million per year over a 10-year period to replace 20% of their most outage-prone overhead lines.

This program is a great opportunity for us as one Willbros. Our UTD and Professional Services segments are collaborating to offer our services as an integrated solution for Dominion. With our technology, engineering, land acquisition, survey, and construction, we believe we are uniquely positioned to participate in this long-term program.

We continue to work on Phase 2 of Xcel’s Tuco to Woodward transmission construction project. We are also performing about $100 million in baseload transmission construction work for Oncor. Most of Oncor’s baseload projects involve energized lines. During the peak summer cooling season, we are focused on managing our resources to conduct this work safely and efficiently.

We have stated that 2014 is a transition year for our Utility T&D segment. We are delivering on our plan. We have won work with new customers, added MSA backlog, and expanded our footprint. We are pleased with the progress we’ve made this year. As we move into 2015, we expect growth in this segment.

In the Professional Services segment revenue increased to $100.4 million. That’s up nearly 15% compared to the second quarter of 2013.

Operating income of $6.9 million was a decrease of $1.3 million quarter over quarter. This decrease was due to the delayed start on a government services fueling facility.

We achieved higher margins in our integrity field services, and our EPC projects delivered strong execution and financial performance. We continue to expect that the investments we have made in technology and new offices will result in increased margins going forward.

The Canada segment delivered record second-quarter results. Operating income was $10.5 million and operating margin of 11%. Since the fourth quarter of 2012, Canada has consistently delivered strong and predictable financial results. The success in Canada is a result of a strong growth market, strong leadership, and outstanding talent; and all of this is supported by proven systems and processes.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Canada’s strong management team has proven it can resolve issues and deliver results. We believe we are on track to replicate Canada’s success by applying lessons learned and best practices throughout the Company.

Finally, in our Oil & Gas segment, we saw a $14 million improvement in operating income in the second quarter compared to last year. As anticipated, our regional delivery services business became profitable for the first time since 2012. Year to date the regions have generated a nearly $30 million improvement in operating income compared to the first half of 2013. This should enable us to achieve the $40 million of operating income improvement we expected for this year.

We are currently executing four cross-country pipeline construction projects. One of those projects incurred substantial cost increases during the completion phase. We have assessed the other three projects and are confident the contributing factors are confined to this one project. Primarily as a result of losses incurred on this one project, the Oil & Gas segment reported an operating loss of $7.9 million for the quarter.

I have asked Mike Fournier, our newly appointed COO and, most recently, President of Willbros Canada, to focus on the Oil & Gas segment in order to improve its operational reliability. Mike’s performance in Canada has been exceptional.

As you may recall, Mike also took responsibility for the Northern Plains region last year. Mike and his team quickly identified and resolved the issues in this region. As a result, the Northern Plains generated a profit in the fourth quarter of 2013. And for the first half of 2014, operating income there has improved by $15 million.

We believe Mike’s demonstrated ability to lead teams that can execute and deliver results will lead to a more consistent performance in the Oil & Gas segment. And we expect this segment to become profitable in the third quarter.

After Van provides more information on our financial position, I will have some concluding remarks. Van?

Van Welch—Willbros Group, Inc.—EVP and CFO

Thanks, Randy, and good morning to everyone. We continued to experience positive trends in our overall operations with improved second-quarter 2014 financial results. Here’s an overview.

Contract revenue of $543.6 million is an improvement of $50.2 million from the first quarter of 2014 and an improvement of $107.7 million from the second quarter of 2013. We generated operating income of $18.5 million, which is $6.1 million higher than last quarter and $12.2 million, or nearly 3 times, higher than last year’s second-quarter operating results.

Our adjusted EBITDA of $28.3 million continues to increase, with a $5.2 million improvement from the first quarter of 2014 and a $9.8 million improvement from the second quarter of 2013.

As you will recall from our last conference call, we sold CTS in April. That included our union refinery maintenance turnaround business, a related fabrication facility, and associated tools and equipment. Using the proceeds received from this sale, we paid down our term loan balance in the second quarter by $25 million. In conjunction with this accelerated payment, we recorded in the second-quarter results a one-time non-cash charge of $948,000 or $0.02 per share, consisting of Original Issued Discount and debt issuance cost.

We expect to further pay down our term loan. To do that, we will be using the working capital adjustments from the Hawkeye sale once they are finalized.

In addition, as previously stated, with the ramp-up of the construction season, we borrowed $30 million against our revolver in the second quarter to finance working capital increases, major projects, and growth in revenue.

Our unused availability under our revolver at June 30, 2014, was $47.1 million on a borrowing base of $142.9 million.

We have outstanding letters of credit in the amount of $65.8 million. Letters of credit have been reduced by $7.1 million since the first quarter of 2014, and we expect further reductions in letters of credit as we complete certain projects in the third and fourth quarter.

Our DSO at June 30, 2014 was approximately 77 days, which is a four-day increase from March 31, 2014. This is primarily related to payment delays from one customer in our Canada segment and from contract retention on three Oil & Gas projects that will be completed in the third quarter. Excluding these specific events, our DSO would have improved from the previous quarter.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

At June 30, 2014, we had $28.3 million of cash and cash equivalents, down from $53.9 million at March 31, 2014. That was primarily driven by our increased DSO levels that I just mentioned.

Our approved capital expenditure budget for 2014 is $28.8 million. As of June 30, 2014, we have spent $8 million against the capital budget and made commitments of another $5.5 million, which will be spent in the coming quarters.

Our effective tax rate for the second quarter of 2014 was 29.8%, or a provision of approximately $3 million. This provision is primarily related to our Canadian earnings, which is subject to a corporate income tax rate of approximately 25%, and changes in certain discrete items.

As previously discussed, due to net operating losses, we have a U.S. valuation allowance of $62.8 million against our tax assets. Therefore, we do not anticipate paying or making a provision for any U.S. federal taxes in 2014. Going forward, our effective tax rate should decrease as we generate taxable income in the U.S..

At June 30, 2014, total backlog was approximately $1.7 billion compared to approximately $1.9 billion at March 31, 2014. This decline is primarily related to the continued work-off of long-term master service agreements as well as burn-off of backlog on certain significant Oil & Gas projects during the quarter. Our master service agreements are subject to renewal options in future years, and we expect to renew these agreements as they become due.

At June 30, 2014, 12-month backlog also decreased slightly to $944 million from $1 billion at March 31, 2014. Our 12-month backlog consists of approximately two-thirds of time and material and unit rate work, with the remainder being fixed price. At June 30 our trailing 12-month backlog book-to-burn ratio remains greater than 1.

Before I update you on guidance, I have a few comments on discontinued operations. In the second quarter of 2014 we recorded a loss on discontinued operations of approximately $10.6 million. $8.2 million of this loss relates to the sale of our CTS business, and this loss includes a $15 million non-cash charge associated with the intangible assets.

The remaining $2.4 million of this loss relates to the Maine Power Reliability Program, the MPRP project. The line work on this project is scheduled to be completed before the end of this month.

And now for guidance: we are lowering the top end of our annual revenue guidance. We now expect annual revenue to range from $2.1 billion to $2.2 billion in 2014.

Additionally, we expect to continue our trend of sequential improvement in operating income in the third quarter. We expect to reduce our term loan debt for fiscal year 2014 by approximately $30 million to $40 million and fund the final payment due under the WAPCo settlement by the end of the year through cash flow from operations.

I will now turn the call back to Randy for additional comments. Randy?

Randy Harl—Willbros Group, Inc.—CEO and Director

Thanks, Van. The markets we are exposed to continue to grow. In the last week, we received a verbal award for a construction project valued at nearly $50 million. We have also received a verbal award for a FEED study that could potentially lead to a large EPC opportunity. We are well positioned to provide construction, maintenance, technology, and integrated solutions in the continued buildout of the U.S. Oil & Gas infrastructure; the utility, transmission, and distribution market; and the Canadian oil sands.

Our focus is on continued performance improvement. We have strategically aligned our resources to capitalize on opportunities in the markets we serve, as well as in those we see as complementary new markets which will support our growth objectives.

The management changes we announced in May are now in effect. We have assembled a strong team with complementary skill sets, industry experience, operational track record, and technological expertise. Earl Collins has assumed the role of President of Willbros Group. And as I stated earlier, our new COO, Mike Fournier, is concentrating his efforts on operational reliability and continuous improvements.

We have also expanded our Professional Services segment to emphasize our technology services, led by Ed Wiegele, President of Engineering and Technology. Technology solutions enable us to improve our productivity and profitability and demonstrate the competitive advantage our competitors can’t easily replicate.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

The much-improved results we generated during the second quarter are the product of our diversification strategy into robust markets. We have worked diligently to address challenges and solve them, whether market or execution driven. Some are industry problems, and some are unique to Willbros.

We continue to take action. We have shed some underperforming and nonstrategic units. We have built a foundation for the business with process and project management tools. We have strengthened our management team and are driving hard to replicate our successes, such as Canada. In short, we have expanded our opportunities and streamlined the core business.

As one Willbros, we are delivering better and more consistent performance. We are pleased that we are improving and with the progress we have made, but we aren’t done yet. Our focus is on achieving our key results, which meet or exceed our peer performance. We are in strong growth markets, and our people are focused on further improvement.

Operator, we will now take questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Martin Malloy with Johnson Rice.

Martin Malloy—Johnson Rice & Company—Analyst

Congratulations on some improvement in the results there. Could you talk a little bit more about Oil & Gas, and the problem project, and when that project is going to be finished up? What went wrong, and how do you prevent it from happening again?

Randy Harl—Willbros Group, Inc.—CEO and Director

I think, Marty, that — I think the key thing is that the things that happened on that project, fortunately, weren’t systemic to the business; are things that we can and have fixed. And we have done a very thorough assessment of the other projects similar to that and determined that it was really a one-time kind of thing that happened, and that we were very near completion, right at the end.

I don’t want to say a lot more about that. We are still working with our customer to finish the project and move on. And we will give more color on that as it’s appropriate.

Martin Malloy—Johnson Rice & Company—Analyst

Okay. And then could you talk about the direction of the backlog, and what you expect here in the next couple of quarters — and particularly as you look out into 2015 in the Oil & Gas segment?

Randy Harl—Willbros Group, Inc.—CEO and Director

Yes. I think, Marty, I am very, very bullish on the market. I think the best way to describe how we are thinking about that is — you know, we are looking out there, and there’s lots of opportunity. And we have a good backlog. We have work. We don’t feel pressured to generate revenue.

We are looking at improving our margins and cash flow from the work that we get. So we are taking our time and being diligent with the bids that we put out there. And I’m confident, with the market that we have, that we are still going to see a book-to-bill ratio move well above 1 as we move forward.

I think it’s important that we think about that it’s going to be a bit choppy. Timing is important. We can’t control that. What we can control is what we do. And so the combination of that great market that we see — having the resources, being well positioned — should allow us to build a significant backlog as we move forward.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

I think that — you know, I’ve talked with you guys before about the opportunities we see on EPC. Those continue to get closer. So we are chasing a number of those opportunities. I talked about in my concluding remarks that we have a FEED study that really is the front end of one of those kind of projects that we expect to move forward. Don’t quite have that yet, but it’s coming.

And so everything about the market continues to shape up in a very positive way for the Company. And I expect Oil & Gas, as I said, to return to profitability in Q3 and then continue to be profitable as we go forward, and that the backlog will continue to build.

Martin Malloy—Johnson Rice & Company—Analyst

Thank you. I will hop back in queue.

Operator

Jamie Cook with Credit Suisse.

Jamie Cook—Credit Suisse—Analyst

A couple of questions: first, on the Oil & Gas side, I recognize you have to be somewhat — you want to be cognizant of the customer. But can you help us, give us a better understanding of what the profitability of that segment would be ex that project, just so we can get a sense of what your underlying profitability is in that segment?

My second question relates to guidance. Van, I think you said the third quarter would be up relative to the second quarter. How are you thinking about profitability in the fourth quarter, given the visibility you have today?

And then my last quarter [sic] (meant question) relates to the DSO issue, or the reason why your DSOs were up in the quarter. Can you give a little more color on when you think resolution on the two items that you mentioned — because I think you are along in your debt reduction forecast for the year, too.

Randy Harl—Willbros Group, Inc.—CEO and Director

All right. Well, Jamie, I will take on the profitability in the Oil & Gas segment. I think what I said there is we lost a little less than $8 million.

Jamie Cook—Credit Suisse—Analyst

Okay, sorry. I missed that.

Randy Harl—Willbros Group, Inc.—CEO and Director

We would have been profitable in that segment had it not been for this one project. So I think that gives you pretty good color on how much it impacted us. It was significant.

Jamie Cook—Credit Suisse—Analyst

Okay.

Randy Harl—Willbros Group, Inc.—CEO and Director

We broke through to profitability in the regions, which is a significant move for us, and are $15 million ahead just in the Northern Plains for the year — well on track for a $40 million improvement in the regions in Oil & Gas.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

So I see the second quarter as greatly impacted by this one project. Would have been profitable at the operating line without that project. So I think as you look into Q3, that ought to tell you that we expect to improve in the Oil & Gas business, expect our performance overall as a company to be the best for the year.

Q3 is normally a very good quarter for us. So we expect to build on the success that we had in Q2 and maybe have the best quarter of the year in Q3.

Jamie Cook—Credit Suisse—Analyst

Okay.

Van Welch—Willbros Group, Inc.—EVP and CFO

I think, Jamie, Randy probably answered most of the question there. But if you look at what we said earlier, we do expect that our Q3 operating income is going to be higher than Q2. Randy gave a good description of the increases that we are going to see in Oil & Gas that is going to certainly promote that increase.

Just a couple of things I’ll share with you on the guidance — we did reduce our guidance down on the revenue side. It was $2.1 million to $2.3 million. We moved it down to $2.1 million to $2.2 million. That’s basically — looking at where we are at the midpoint in the year, we are looking — it’s always thought of that the timing of the awards are somewhat difficult to predict.

But if you look at that guidance and look at what we’re predicting in the latter half of the year, we are still looking at a run rate that’s going to be greater than the first half of the year. At the high end it would be some $127 million higher in the last half of the year over the first half of the year.

Jamie Cook—Credit Suisse—Analyst

But my question was with regards to profitability specifically in the fourth quarter. I’m assuming that’s down sequentially from Q3; that’s the right way to think about it?

Van Welch—Willbros Group, Inc.—EVP and CFO

I think that’s the right way to look at it, Jamie. We expect Q3 to be higher revenues, the highest revenues that we will do in 2014. Seasonality is going to take place a bit; we anticipate a bit in Q4. So I would be moving it down from Q3 to Q4.

Jamie Cook—Credit Suisse—Analyst

Okay. And then just resolution with those issues on the DSO and why your DSOs were up? When do you expect resolution?

Van Welch—Willbros Group, Inc.—EVP and CFO

Very soon. We have 4 days DSO increase primarily driven by that one project and one client in Canada. We expect that to be resolved in the next couple of weeks. And that one client, that one project associated with that one client will be complete in Q3.

Also, we did have growing retention in Q3. We are going to have three projects that will be complete that we should be getting some retention back here in Q3. And that’s going to certainly help our DSO and our cash as we go forward.

Now, we are expecting to have revenue growth in Q3, as well. But we will also be expecting a DSO decline from Q2 to Q3.

Jamie Cook—Credit Suisse—Analyst

Okay, great. Thank you.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Operator

Tahira Afzal with KeyBanc.

Tahira Afzal—KeyBanc Capital Markets—Analyst

Good quarter outside of that cross-country pipeline issue. So I guess the first question is in the third quarter, you’ve got a couple of big completions coming on some of your other cross-country pipelines. You have had a checkered history in terms of execution, so this will be a pretty important milestone for yourselves. Would you give us an update on how those projects are going as they go into completion mode?

Randy Harl—Willbros Group, Inc.—CEO and Director

You know, Tahira, we have worked hard on our project management systems, processes, and the people that we have brought into our Company, and the training that we’ve done with both people that we had and new ones that we have brought in. We are diligent in our monitoring of those projects. And I expect to produce as good or better results on those projects in Q3.

Probably nobody is more interested in how we are doing than I am, and we constantly look at those projects and think that we’re going to produce the results that we expect from them. And that’s going to be good news for our Oil & Gas business in Q3. And we’ve made a lot of improvement in that business, but the best is yet to come.

So I think that we are seeing us put together quarter after quarter of improvement. And as I said in my remarks, we are not done yet. I think that the things are in place for us to deliver on those projects, and I’m very optimistic that we are going to be able to do that.

I mentioned that Mike Fournier was in place now, helping us with that continuous improvement that he’s so good at. I guess this is an appropriate place to say that I think from a timing standpoint, I think it’s important that he was able to understand some similar kinds of issues in Canada. That probably took 12 to 18 months to really have an impact there. I think in the Northern Plains, it was about six months.

And so I expect that he is going to have a very immediate impact on the results that we are able to produce and the improvements that we are going to be able to make with regard to the Oil & Gas business. So I don’t think I could be any more bullish on what you should expect in Q3.

Tahira Afzal—KeyBanc Capital Markets—Analyst

Got it. Thanks, Randy. And second question is in regards to your spreads on some of your mainline capacity. Could you talk about how that is shaping up for the completion of these projects into the second half of the year?

It seems you are pretty bullish; or it seems you are getting some verbal commitments, at least. If you could provide any more color there, that would be helpful. And then maybe perhaps yourself and maybe Earl could give an update on some of those EPC initiatives, as well? Thanks.

Randy Harl—Willbros Group, Inc.—CEO and Director

Well, Tahira, I mentioned that we had four projects underway. They are different sizes. But you can say that we have four spreads working. We are looking for work to continue to keep those spreads busy.

And again, the timing we don’t control. But certainly there is plenty of market for us to be successful, to keep those spreads busy. There is a lot of different-sized projects, so that we don’t expect that we are going to run into a situation where we have a lot of additional overhead, G&A and carrying kinds of cost. I think we’ve gotten a lot better at managing our ups and downs. So I’m pretty optimistic that we are going to be able to continue the momentum that we have.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

And again, I can’t say enough how optimistic I am about the market — that we have visibility into 2015 and 2016. And the EPC piece of it is just one component. Again, we are being very, very diligent in what EPC we pursue. You want to make sure that we get absolutely the best opportunity to generate profit from those projects that are out there and also build our revenue backlog.

But a lot of this is coming around the buildout of the midstream as well as the downstream along the Gulf Coast, as well as in other major producing areas, storage facilities, tanks and terminals — those kinds of EPC projects, as well as midstream-related kind of projects. A lot of FEED opportunity, steady opportunity that has come into our engineering business.

And we are using those front end — that good visibility that we get from being in the engineering business, to position ourselves, to get in position so that we can negotiate that EPC. The market is becoming tighter. Customers are becoming more receptive to those kinds of conversations. And I am optimistic that in the not-too-distant future, we are going to be able to make some announcements of some large EPC projects.

Tahira Afzal—KeyBanc Capital Markets—Analyst

That’s very cool! Thanks a lot, Randy, and congrats on the quarter.

Operator

Steven Fisher with UBS.

Steven Fisher—UBS—Analyst

Randy, you were just talking about the EPC opportunities on the Gulf Coast. How does the bid outlook look for the mainline pipeline business, specifically? Where geographically are you seeing the most opportunities for these projects?

Randy Harl—Willbros Group, Inc.—CEO and Director

Well, Steven, we’ve talked about the change that we have had in how we’re thinking about the pipeline business, primarily relating to the regions. I think that’s a big part of the answer in that we are focused on the larger, longer midstream kind of opportunities as well as the mainline kinds of opportunities.

And so we are really seeing those all the way from North Dakota, in the Northeast, down to the Permian Basin, across the Southeast U.S.. And so the market is quite strong in all those areas, which gives us the opportunity to be pretty selective about what we go after — and, again, to not focus on building revenue backlog, but to focus on revenue with a good profit and good terms and conditions so that we can generate cash from those. So we are focused on all five of our key results as we think about these projects.

So it’s really across the board. We are seeing a lot of opportunity really everywhere that we have a geographic presence. But again, we are taking a measured approach to that, making sure that what we put in backlog is good projects.

Steven Fisher—UBS—Analyst

Okay. And then on the Utility T&D business, you mentioned you are now in eight states there. Where do you see this going over the next couple of years? Just want to get a sense of your expansion plans from here. And then maybe, if you could, talk about the timing expectation on the Dominion work that you talked about to bury those overhead transmission lines?

Randy Harl—Willbros Group, Inc.—CEO and Director

Well, I think, Steven, that — as I said, we are right on track. I think Johnny Priest and his team have put a good strategy in place that really started back with trying to figure out which customers made the most sense. And we went out and pursued the master services agreements with those customers, and those are now in place.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

And so what we are seeing is the building of the distribution crews on the back of those MSA contracts. And now we are starting to see the substation and transmission opportunities come along as a result of building those relationships.

So our plan was to connect Texas with Virginia, and I think that we are moving down the track of doing that. We are very optimistic about what’s happening in Virginia. We have been working with Dominion to do some of their pilot projects, which are the very first ones, probably the simplest ones, to take some of the main taps for distribution off of the pole and put them in the ground.

We are doing that, have been doing that this summer. I think things ramp up as we head into the fall. I think that that’s where we get the opportunity to maybe pursue a more robust, broader, one-Willbros kind of opportunity, where we can demonstrate the value of all this front-end, survey, line locate, program management kinds of capabilities that we have; along with building our overhead crews to take those lines down; and then really, really take advantage of the great expertise that we have in Virginia doing underground work.

$175 million a year is what Dominion is planning to spend. Our business in Virginia has been in that $40 million to $50 million annual run rate. We said we are going to add 20% to 30% to that this year.

We are seeing that happen, Steven. Certainly, we won’t be able to do $175 million, but I think if you look at our business over time there, we could easily double that over the next 12 to 24 months in Virginia, and maybe more.

I think that the opportunities that we have with the Duke contract are just started. We already have projects in all three pieces. We’ve got some substation work. We’ve got some transmission work, and we are building our distribution crews in Florida.

So that’s coming along as we expected. I think that we’ve said that over a five-year period, we want to double the size of that business to around $1 billion. And this year was really a transition to that growth. And I think we are right on track.

So what you ought to expect is about a flat year compared to 2013 in our UTD business in 2014, and then a return to growth in 2015. And so that will ramp up, probably slowly in 2015 and gain momentum as we head into 2016 and forward. But we are optimistic that the market supports that kind of growth.

Steven Fisher—UBS—Analyst

Great. Thanks, Randy. Appreciate it.

Operator

Dan Mannes with Avondale.

Dan Mannes—Avondale Partners—Analyst

I was hoping to touch back on the Oil & Gas segment. Two questions — first of all, you said the project loss was about $8 million, and that’s about the total loss for the quarter. Does that imply that maybe the rest of the mainline business was roughly breakeven? Or were there perhaps some other issues, maybe on the facilities’ size or somewhere else?

Randy Harl—Willbros Group, Inc.—CEO and Director

I think, Dan, a good way to think about it is that the Oil & Gas business would have been profitable. I think $8 million is in the ZIP Code, a little bit lower than what the total loss was. We would have been profitable.

The other projects are earning the margins, as I answered the question earlier, that we had expected. We had a couple of issues in our facilities business as we complete some projects that have been around for a while. We have kind of recalibrated that group, taking on new projects cautiously as we move forward.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

And the downstream business has struggled to make money. I think we are finally over the hump with it but didn’t get there in Q2. So the regional business is profitable. So I think you have to think about it as we would have been profitable to the tune of $2 million or $3 million without the loss, and that we ought to more than make that up as we move into Q3.

Dan Mannes—Avondale Partners—Analyst

Great. And then just one other confirmation, I think on the one mainline project: did you say it was complete during the second quarter? Or are you saying that you are still finishing up in the third? And did that also imply maybe you are potentially looking at change orders that might recover some of this?

Randy Harl—Willbros Group, Inc.—CEO and Director

Well, the way to look at that is that we are down to the final cleanup now on the project, Dan. So I think we’ve got a real good handle on it from a cost standpoint. We have taken that into account and took those losses in Q2. So we don’t expect any further losses to come from the project as we head into Q3.

And with regard to change orders, I think that is just something that we will work with our customers. And I really can’t give any guidance on that at this point.

Dan Mannes—Avondale Partners—Analyst

Got it, thanks.

Operator

Noelle Dilts with Stifel.

Noelle Dilts—Stifel Nicolaus—Analyst

First I just wanted to dig into the regional delivery business a bit more. Could you talk about — you pointed out last quarter that your Southwest and Northern Plains operations were struggling. Are either of those operations still losing money? And is there some room for improvement? And then, can you talk about how profitability trended by month, and what you are seeing so far in July?

Van Welch—Willbros Group, Inc.—EVP and CFO

Noelle, this is Van. If you look at the regional delivery business, certainly the Northern Plains, I think we did make a comment that we expected it to be greatly improved. And we are happy to say it was. It came in at just about breakeven, fully loaded, at the operating income level in the Northern Plains. And we are expecting that to go up from here.

And if you’d have looked at the sequential run rate, even as you go through Q2, we saw improvement every month in Q2 in the Northern Plains. And we expect to stay on that same trajectory going forward.

In the Southern region we are still looking at indirects. It is one of the regions that is still currently in a loss position. But we are working hard on the indirects to get those right and matching indirects to revenue. And we are expecting to see improvement with that region as well.

And then the Northeast, the Northeast is just doing very, very well. Highly — very well utilized. Revenues are going up. They are working on a pipeline project up there that performance has been very, very good at. So all in all, I think as Randy mentioned in his comments from the regional delivery side, we have seen the improvement that we were hoping that we were going to see. And I think we will see continued improvement going forward.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Noelle Dilts—Stifel Nicolaus—Analyst

Thanks. And then on backlog, is there any way you can help us understand how much of the year-over-year decline in the quarter came from the work-down of MSA work versus the work-off of some of these projects? And then can you give us a sense of when you are looking at some of these MSAs getting rebooked? Would it be here late in the year, moving into next year? Just any help you could give us on that would be great.

Van Welch—Willbros Group, Inc.—EVP and CFO

I think, Noelle, the way that we’ve talked about that in terms of the MSA — we booked that anticipated revenue for the life of that MSA. So the way that’s working, the backlog somewhat declines from there, because you are obviously lowering the term of the MSA.

There is — I don’t have the numbers in front of me, the exact numbers, but if you look at the UTD side and the Canadian side, those have been worked off. The terms have been lessened. And we expect that we will be re-upping on those terms going forward.

So quite frankly, I’m not concerned in that MSA decreased. For those reasons, I’m expecting that we will be renewing those MSAs when they come due.

Noelle Dilts—Stifel Nicolaus—Analyst

All right, thanks.

Operator

John Rogers with D.A. Davidson.

John Rogers—D.A. Davidson & Co.—Analyst

Couple of things. Just to follow up, in terms of your mix of lump-sum business now, it looks like you had more activity up in Canada. How do you think about that mix now, Randy, ideally? And where are you now?

Van Welch—Willbros Group, Inc.—EVP and CFO

This is Van, John. I think the majority of the lump sum is still in the Oil & Gas side as opposed to Canada. There is one particular lump-sum project that we have in Canada that is about to be completed — and, I will add, very successfully as well. So we are going to take on lump-sum work, whether it be in Canada or in Oil & Gas, where that we can define the costs on the project; where we have the capability to do it; and the risk-adjusted rates of returns are adequate.

So right now I think we are at a good mix. We are still running about two-thirds unit rate and T&M and a third fixed price. That could go up from time to time, but we will be validating, certainly. And as Randy mentioned, we’re not after revenue growth; we are after increased income and margins. And we will keep that in mind as we bid going forward.

Randy Harl—Willbros Group, Inc.—CEO and Director

So I think, John, to — the way we are thinking about it is just what Van said. If we can get good definition on things that we have lots of experience doing, then lump sum makes a lot of sense to us.

On the other hand, if the definition is poor, or people are in a hurry to get something done, then a cost-reimbursable time-and-material kind of contract makes a lot of sense. So we are trying to get the right balance of the opportunities that present themselves. So we are not actually looking for any particular mix; we are looking at it contract by contract.

And as Van said, what we are looking for here is to — getting back to those key results, pushing our overall operating margin up, decreasing our DSO, and generating cash. And so whatever contract method is out there for us, we are really approaching each one of them with those key results foremost in mind as we look at opportunities.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

John Rogers—D.A. Davidson & Co.—Analyst

Okay. And the large project that you referred to, that you were pursuing or doing some preliminary work on — what segment is that in?

Randy Harl—Willbros Group, Inc.—CEO and Director

It’s between Professional Services, and they’re Oil & Gas type projects. They are typically, John — will start cost reimbursable and at some point in time will end up being a negotiated lump sum is what I expect.

John Rogers—D.A. Davidson & Co.—Analyst

Great. Thank you very much. Congratulations on the improvement.

Operator

Tate Sullivan with CLSA.

Tate Sullivan—CLSA Americas, LLC—Analyst

Can you give any background on the performance of NET project? And I think it was the same crew working on that project that worked on Seaway. And when do you expect NET to roll down? And what does the project opportunity set look like for the crew working on NET currently?

Randy Harl—Willbros Group, Inc.—CEO and Director

Well, there is — you know, NET is coming along as expected. I think we are a couple weeks away from being finished with the pipe gang, so we can see the back end of that project at this point in time. So that’s why I am very optimistic that we are going to complete and produce the desired results on all of our projects, including NET. So that was scheduled to complete out in October-November time frame — is still on track for that.

Some of the people did roll off of Seaway onto NET. But we’ve actually got different project management on that contract. So there are a number of things that are different with regard to that.

But pretty much was able to utilize the folks that could be utilized from Seaway on NET. And we have a number of opportunities we are looking at for that crew. And so I think that should — I’m still very optimistic that given the visibility we have at the end of this year as well as into 2015, that we are going to be able to keep all those folks busy.

Tate Sullivan—CLSA Americas, LLC—Analyst

Thank you.

Operator

Dan Mannes with Avondale.

Dan Mannes—Avondale Partners—Analyst

In previous quarters you had mentioned that you expected each quarter of this year to be up relative to its counterpart last year. And you also sort of confirmed Q3 up versus Q2. So can you reaffirm that prior commentary? Or is that still the case?

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Van Welch—Willbros Group, Inc.—EVP and CFO

Yes. Dan, I think we are certainly — Q4, we are expecting a decline in Q4 to Q3. I think we are going to be certainly right at that guidance. Perhaps a bit better.

Dan Mannes—Avondale Partners—Analyst

Meaning — sorry, so you still do expect Q4 to be up versus Q4 last year?

Van Welch—Willbros Group, Inc.—EVP and CFO

Meaning that we expect 2014 operating income to exceed any previous quarters in 2013.

Dan Mannes—Avondale Partners—Analyst

Sounds good. Thanks.

Operator

Noelle Dilts with Stifel.

Noelle Dilts—Stifel Nicolaus—Analyst

So just wanted to dig in a little bit into the liquidity position here. First, I was curious if you can give us an update on where you are currently in terms of your liquidity position versus the end of the quarter.

And then, Van, just trying to dig into this a little bit more — you talked about these kind of conflicting drivers in the third quarter in terms of cash flow, where you will have the DSO issue being resolved to some extent but also investing in revenue growth. So at this point do you think it will be a cash-consumptive quarter? Or do you think you could see generation?

And then just — again, so looking at this WAPCo settlement payment coming up in the fourth quarter — so it looks like you are — you said you were expecting to pay that out of free cash flow. So is that out of cash you are generating in the fourth quarter? Is that how we should think about that?

Van Welch—Willbros Group, Inc.—EVP and CFO

Yes. I think, Noelle, that is exactly what I am talking about. We are expecting that the DSO is going to decline at year end. We are expecting that revenues are going to increase from Q2 to Q3.

They are going to be using some working capital associated with that revenue growth. But as I mentioned, we are also expecting that we are going to have some of these issues that I talked about in Q2 that are going to be resolved; that’s going to provide some cash.

If you look at — you know, I gave guidance on the term loan debt reduction, and I think that this is maybe an appropriate time to talk about that. We are going to do $30 million to $40 million term loan debt reduction. That’s our plan. But our priority is that we are going to be looking at having enough working capital as we end the year to fund the growth in 2015 and beyond.

Randy talked about the market that we are playing in. So we want to end the year with that growth picture in mind.

What that means — we would like to pay down the revolver when we get to 2015. We will also pay down the WAPCo settlement, which is $32 million or so. And we are also going to pay down an additional bit on the term loan debt and, for the year, $30 million to $40 million. So we are anticipating our cash flow from operations increasing substantially between now and the end of the year.

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AUGU.S.T 05, 2014 / 01:00PM GMT, WG - Q2 2014 Willbros Group Inc Earnings Call

Noelle Dilts—Stifel Nicolaus—Analyst

Okay. And then where do you stand right now in terms of additional potential asset sales? Is that still something you are pursuing?

Randy Harl—Willbros Group, Inc.—CEO and Director

Yes. I think, Noelle, we evaluate those; we evaluate all of our businesses, whether they are performing, or whether they are — if they are nonperforming or nonstrategic. But at this point we don’t have anything that I could point to that’s teed up for any further asset sales, although it’s something that we continuously look at.

Noelle Dilts—Stifel Nicolaus—Analyst

Thanks.

Operator

Ladies and gentlemen, that will conclude our question-and-answer session and also the Willbros Group second-quarter earnings conference call. Thank you for your participation. You may now disconnect.

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